August 5, 2025 Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(3)
Amendment no. 1 to pricing supplements listed in Annex A
JPMorgan Chase Financial Company LLC
Structured Investments
Notes Linked to the VanEck® Gold Miners ETF
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
This amendment provides supplemental information about the VanEck® Gold Miners ETF and a related risk factor and should be read together with the applicable preliminary pricing supplement (each, a “pricing supplement”), which can be accessed via the hyperlink in Annex A, and the related product supplement, underlying supplement, prospectus supplement and prospectus.
The information set forth under “The VanEck® Gold Miners ETF” below amends, replaces and supersedes in its entirety the corresponding information relating to the VanEck® Gold Miners ETF under “The Underlyings” in the applicable pricing supplement:
The VanEck® Gold Miners ETF
The VanEck® Gold Miners ETF is an exchange-traded fund of the VanEck® ETF Trust, a registered investment company, that currently seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca
Gold Miners Index, which we refer to currently as the Underlying Index with respect to the VanEck® Gold Miners ETF. The NYSE
Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining of gold or silver. After market close on September 19, 2025, the MarketVector Global Gold Miners Index is
expected to replace the NYSE Arca Gold Miners Index as the Underlying Index with respect to the VanEck® Gold Miners ETF and the VanEck® Gold Miners ETF’s investment objective will change as a result of this change in its Underlying Index. The
MarketVector Global Gold Miners Index is a float-adjusted modified market capitalization-weighted index that tracks the performance of companies involved primarily in the gold and silver mining industry. For additional information about the VanEck®
Gold Miners ETF, see “Fund Descriptions — The VanEck® ETFs” in the accompanying underlying supplement, as supplemented by the two immediately preceding sentences. Upon the effectiveness of this change of the VanEck® Gold Miners ETF’s
Underlying Index, the information about the NYSE Arca Gold Miners Index in this pricing supplement and the accompanying underlying supplement will no longer be applicable to the VanEck® Gold Miners ETF.
Additional Risk Factor Relating to the VanEck® Gold Miners ETF
• THE VANECK® GOLD MINERS ETF HAS RECENTLY ANNOUNCED A PENDING TRANSITION TO TRACKING A NEW
UNDERLYING INDEX, WHICH DIFFERS FROM THE CURRENT UNDERLYING INDEX IN IMPORTANT WAYS —
The VanEck® Gold Miners ETF currently seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index. VanEck® ETF Trust has recently announced that after market close on September 19, 2025, the VanEck® Gold Miners ETF’s benchmark index will be the MarketVector Global Gold Miners Index instead. The MarketVector Global Gold Miners Index differs from the NYSE Arca Gold Miners Index in important ways, including use of different market capitalization criteria for inclusion in the index and different weighting schemes, and the composition of the Fund is expected to change as a result of this transition. In connection with this change, the VanEck®
Gold Miners ETF may experience additional portfolio turnover, which may cause the VanEck® Gold Miners ETF to incur additional transaction costs and may result in higher taxes when VanEck® Gold Miners ETF shares are held in a taxable account by a VanEck® Gold Miners ETF shareholder. During the period of the transition, the VanEck® Gold Miners ETF is likely to incur higher tracking error than is typical for the Fund.
When evaluating the historical performance of the VanEck® Gold Miners ETF, you should bear in mind that the index tracked by the VanEck® Gold Miners ETF during the historical period shown in the applicable pricing supplement is different from the index that the VanEck® Gold Miners ETF is expected to track after market close on September 19, 2025. The historical performance of the VanEck® Gold Miners ETF might have been meaningfully different (positive or negative) had the VanEck®
Gold Miners ETF tracked the MarketVector Global Gold Miners Index during the historical period shown.
We cannot predict what effect these changes may have on the performance of the VanEck® Gold Miners ETF. It is possible that these changes could adversely affect the performance of the VanEck® Gold Miners ETF and, in turn, your return on the notes.
Investing in the notes involves a number of risks. See “Additional Risk Factor Relating to the VanEck® Gold Miners ETF”
in this amendment, “Risk Factors” in the related prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” in the related product supplement and “Selected Risk Considerations” in the applicable pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the applicable pricing supplement or the related product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

A-1 | Structured Investments
Notes Linked to the VanEck® Gold Miners ETF
Annex A
CUSIP No.
Date of Related
Pricing Supplement
Link
48136FZ88
7/28/2025
http://www.sec.gov/Archives/edgar/data/19617/000121390025069431/ea0250883-01_424b2.htm
48136F3A8
7/29/2025
http://www.sec.gov/Archives/edgar/data/19617/000183988225041610/jpm_424b2-22990.htm
48136GCB4
8/1/2025
http://www.sec.gov/Archives/edgar/data/19617/000183988225043585/jpm_424b2-23975.htm
48136GDQ0
8/4/2025
http://www.sec.gov/Archives/edgar/data/19617/000183988225043317/jpm_424b2-23837.htm